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                                                           OMB APPROVAL
                                                      OMB Number 3235-010
                                                      Expires: December 31, 2000
                                                      Estimated average burden
                                                      Hours per response     0.5

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FORM 4
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / CHECK BOX IF NO
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940
    (Print or Type Response)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
   Warrell, Jr.     Raymond          P.         Genta Incorporated (Nasdaq: GNTA)                 to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
c/o Genta Incorporated, Two Oak Way               Number of Reporting        Month/Year          X  Officer (give    Other (specify
---------------------------------------------     Person, if an entity         12/2000          ----        title ---       below)
                 (Street)                         (Voluntary)             ------------------                below)
Berkeley Heights     NJ            07922                                  5. If Amendment,          Chief Executive Officer
---------------------------------------------                                Date of Original --------------------------------------
  (City)           (State)           (Zip)                                   (Month/Day/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check Applicable Line)
                                                                                                  X
                                                                                                ----  Form filed by One
                                                                                                      Reporting Person

                                                                                                ----  Form filed by More than
                                                                                                      One Reporting Person
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                         TABLE I -- NON DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     From:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/     ---------------------------------------                          Indirect       Owner-
                                   Year)    Code    V       Amount   (A) or   Price                          (I)            ship
                                                                     (D)                                     (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock, par value $.001    12/21/2000   P              1,000    A        $7.625       9,000(1)            I             (2)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the Form is filed by more than one reporting person, see Instruction 5(b)(v).
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POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
 IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                           VALID OMB CONTROL NUMBER.
                                 SEC1474 (3-99)
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


FORM 4 (CONTINUED)                    TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                  ---------------------------- Exer-   tion       Title   Number of
                                                    Code  V      A        D    cisable Date               Shares
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
                                9. Number of           10. Ownership               11. Nature of
                                Derivative              Form of                     Indirect
                                Beneficially            Derivative                  Beneficial
                                Owned at End            Security:                   Ownership
                                of Month                Direct (D)                  (Instr. 4)
                                (Instr. 4)              or Indirect (I)
                                                        (Instr. 4)

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Explanation of Responses:

(1) Does not include 1,000 shares held by the Reporting Person's spouse's individual retirement account.
(2) Held by the Reporting Person's individual retirement account.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Raymond P. Warrell, Jr.   12/27/00
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ---------------------------------------
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.